EXECUTIVE SEVERANCE PLAN
OF
TYSON FOODS, INC.

(Effective October 15, 2018)

ARTICLE I
ESTABLISHMENT,
PURPOSE OF THE PLAN
AND DEFINITIONS

1.1    Establishment of Plan

Tyson Foods has adopted and maintains the Plan for the benefit of Eligible Team Members, as described in this document. This document serves as both the plan document as well as the summary plan description of the Plan.

1.2    Purpose of Plan

The purpose of the Plan is to, generally, provide an Eligible Team Member with severance pay and benefits for a specified period if:

(a)
The Eligible Team Member’s employment is involuntarily terminated by the Participating Employer without Cause due to Job Elimination or the Eligible Team Member resigns from his or her employment with the Participating Employer on account of Good Reason, as described in Article II of this document; or

(b)
The Eligible Team Member voluntarily elects to terminate his or her employment with the Participating Employer on or after January 1, 2019 in accordance with the provisions of the “5+1” Officer Separation Program, as described in Article III of this document.

All severance pay and benefits under the Plan are subject to several conditions of ineligibility, exclusions and other requirements as described in this document, including but not limited to those contained in Article IV of this document.

1.3    Definitions

The following terms shall have the following respective meanings when used in this document, unless the context clearly indicates otherwise:

“Affiliate” means any other U.S.-based entity or organization which is a member of a controlled group (as determined under Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as determined under Section 414(c) of the Code), or affiliated service group (as determined under Section 414(m) of the Code) with Tyson Foods.

“Annual Incentive Plan” means either the Tyson Foods, Inc. Executive Incentive Plan or the Tyson Foods, Inc. Annual Incentive Plan, or any successors thereto, as such plan or its successors may be amended or restated from time to time, depending on which plan the Eligible Team Member is eligible to participate in, as determined by Tyson Foods in its sole discretion.

“Board” means the Board of Directors of Tyson Foods, Inc.

“Cause” means the occurrence of one or more of the following events, as determined by the Participating Employer in its sole discretion:

(a)	Job-related misconduct or non-performance of duties;

(b)	Violation of the policies of Tyson Foods or any Affiliate (including a violation of any then-applicable code of conduct);

(c)	Any willful and wrongful conduct or omission that injures Tyson Foods or any Affiliate;

(d)	Any act of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson Foods or any Affiliate;

(e)
Conviction of, confession to, pleading no contest to, or becoming the subject of proceedings that provide a reasonable basis for the Participating Employer to believe the team member has engaged in a felony, serious crime, job-related misdemeanor, or similar offense; or

(f)	Intentional or willful violation of any restrictive covenant or other agreement to which the team member is a party with Tyson Foods or any Affiliate.

For purposes of the Plan, an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson Foods or any Affiliate. In no event shall a failure by a Participating Employer to notify a team member of the occurrence of any one or more of the events listed above, or to terminate the team member as a result of such event(s), be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of the right of a Participating Employer to terminate the team member as a result of such event(s).

“Change in Control” shall have the meaning assigned to such term in the Stock Incentive Plan.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, a federal law that provides rights to a temporary extension of group health plan coverage under certain circumstances when coverage would otherwise end, or any successors thereto, and any regulations or rulings issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, or any successors thereto, and any regulations or rulings issued thereunder.

“Consideration Period” means the twenty-one (21) calendar day period following an Eligible Team Member’s receipt of a waiver and release agreement, as described in Section 4.1 of this document titled “Waiver and Release Agreement”; provided that the consideration period of a team member who is terminated as part of a “group termination”, as determined in accordance with the OWBPA, will be forty-five (45) calendar days.

“Date of Termination” means the last day of employment for which an Eligible Team Member receives pay for service with the Participating Employer, excluding any period during which he or she receives any severance pay or benefits under the Plan.

“Eligible Team Member” means a former executive team member of a Participating Employer who is receiving severance pay or benefits under the Plan or a current executive team member of a Participating Employer who would be eligible to receive severance pay or benefits under the Plan upon the occurrence of all applicable contingencies specified in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successors thereto, and any regulations or rulings issued thereunder.

“Good Reason” means the occurrence of any one or more of the following actions or events without an Eligible Team Member’s written consent; provided that the team member may not rely on any particular action or event as a basis for terminating his or her employment for Good Reason unless he or she delivers a Notice of Good Reason based on that action or event within thirty (30) days of its initial occurrence and the Participating Employer has failed to correct the circumstances cited by the team member as constituting Good Reason within thirty (30) days of such Notice of Good Reason:

(a)	A material diminution in authority, duties or responsibilities (not merely a change in job title alone);

(b)	Greater than a 15% decrease in the team member’s then-current Total Direct Compensation;

(c)	Transfer of the team member’s primary employment location beyond fifty (50) miles;

(d)
The failure by the Participating Employer to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under the Plan for at least twenty-four (24) months following a Change in Control; or

(e)
Any action or event described in the above clauses (a)-(c) taken by the Participating Employer prior to a Change in Control at the request of the other party to the Change in Control transaction or otherwise in contemplation of the closing of a Change in Control transaction.

“Health Plan” means the Tyson Foods, Inc. Group Health Plan, or any successors thereto.

“Job Elimination” means an Eligible Team Member’s employment is terminated by the Participating Employer due to:

(a)	Duplicative or unnecessary positions;

(b)	Reduction in force or reorganization; or

(c)	Closure or sale of a facility or operation of the Participating Employer.

“Notice of Good Reason” means a written notice from an Eligible Team Member, delivered to the Plan Administrator at the address listed in Section 4.23 of this document titled “Plan Information”, which describes, in reasonable detail, the facts and circumstances claimed to provide a basis for terminating his or her employment for Good Reason.

“Notice of Separation” means the completion of a written election by an Eligible Team Member, on a form that has been approved by the Plan Administrator, that he or she wishes to terminate his or her employment in accordance with the Officer Separation Program, as described in Article III of this document. A Notice of Separation is effective as of the date indicated on the election form, provided the form is properly completed and deemed acceptable by the Plan Administrator. Once delivered, a Notice of Separation cannot be revoked unless the team member’s manager, Executive Leadership Team member and Human Resources Leadership Team member unanimously approve the team member’s request. The form of notice is available from the Plan Administrator at the address listed in Section 4.23 of this document titled “Plan Information”.

“OWBPA” means the Older Workers Benefit Protection Act of 1990, as amended, or any successors thereto, and any regulations or rulings issued thereunder.

“Participating Employer” means Tyson Foods and each Affiliate that has adopted the Plan in writing for the benefit of Eligible Team Members of such Affiliate with the prior consent of the Board, duly authorized committee of the Board, or person(s) duly authorized by the Board or such committee.

“Plan” means the Executive Severance Plan of Tyson Foods, Inc.

“Revocation Period” means the seven (7) calendar day period following the date that an Eligible Team Member signs a waiver and release agreement during which the team member may revoke such agreement, as described in Section 4.1 of this document titled “Waiver and Release Agreement”.

“Separation from Service” means the complete and intended termination of the employment relationship with Tyson Foods and all affiliates, as determined in conformance with Section 409A of the Code and Section 1.409A-1(h) of the Final Treasury Regulations or the corresponding provisions in future guidance issued by the Department of the Treasury and the Internal Revenue Service.

“Stock Incentive Plan” means the Tyson Foods, Inc. 2000 Stock Incentive Plan, as amended and restated effective February 8, 2018, or any successors thereto, as such plan or its successors may be amended or restated from time to time.

“Successor Employer” means an entity that assumes operations or functions formerly carried out by a Participating Employer, such as through a sale or outsourcing, or an entity that makes an offer of employment at the request of a Participating Employer, such as in a joint venture of which the Participating Employer is a member.

“Total Direct Compensation” means the total of an Eligible Team Member’s:

(a)	Base salary;

(b)	Target annual cash award opportunity under the Annual Incentive Plan, as determined by Tyson Foods in its sole discretion; and

(c)	Target grant date value of the annual long-term incentive award under the Stock Incentive Plan, as determined by Tyson Foods in its sole discretion.

“Tyson Foods” means Tyson Foods, Inc. and any of its successors and assigns.

“Working Notice Period” means the minimum twelve (12) month period of employment with the Participating Employer completed by an Eligible Team Member following the effective date of a Notice of Separation; provided that such period of employment will be extended by a period equal to the duration of any leave of absence granted to the Eligible Team Member during the Working Notice Period (i.e., any period of leave will need to be made up upon returning to work).

“Year(s) of Service” means the twelve (12) month period beginning with the Eligible Team Member’s date of hire with Tyson Foods or an Affiliate or, if the team member has been rehired following a termination of employment and incurred a break in service of any amount of time, most recent date of hire with Tyson Foods or an Affiliate, and each continuous twelve (12) month period following the anniversary of such date thereafter.

ARTICLE II
INVOLUNTARY TERMINATION WITHOUT CAUSE
DUE TO JOB ELIMINATION AND
RESIGNATION ON ACCOUNT OF GOOD REASON

2.1    Eligibility for Article II Severance Pay and Benefits

Severance pay and benefits under this Article II are available to each Eligible Team Member who is on the direct U.S. payroll of a Participating Employer and employed in management levels (formerly known as job grade) 93 and above, as classified by the Participating Employer, and whose employment with the Participating Employer is either:

(a)	Involuntarily terminated by the Participating Employer due to Job Elimination; or

(b)	Terminated by the team member on account of Good Reason.

Notwithstanding the above, a team member is not eligible to participate in the Plan if he or she either (i) has a written employment agreement with Tyson Foods or any Affiliate on his or her Date of Termination or (ii) is otherwise covered by any other plan or similar arrangement, offer letter, or separation agreement which addresses severance pay or any similar benefits, as determined by Tyson Foods in its sole discretion, regardless of whether he or she receives any severance pay or benefits under such agreement, plan or similar arrangement, offer letter, or separation agreement in connection with his or her termination of employment.

In addition, any individual who is an independent contractor or consultant, or performing services for a Participating Employer under an independent contractor or consultant agreement, purchase order, supplier agreement or any other form of agreement shall not be eligible to participate in the Plan, regardless of any subsequent reclassification ordered by any governmental agency or court.

2.2    Conditions of Ineligibility

An otherwise Eligible Team Member shall not be entitled to any severance pay or benefits under this Article II if:

(a)
The team member does not timely submit to the Participating Employer (or timely submits and effectively revokes) a signed and dated waiver and release agreement in the form and manner acceptable to the Participating Employer, as described in Section 4.1 of this document titled “Waiver and Release Agreement”;

(b)
The team member’s employment with the Participating Employer terminates by reason of death, disability, discharge for Cause, job abandonment or failure to report for work, or resignation or voluntary termination of employment by the team member without Good Reason, as determined by Tyson Foods in its sole discretion;

(c)
The team member’s employment with the Participating Employer terminates, or is scheduled to be terminated, through participation in the Officer Separation Program (as described in Article III of this document), as determined by Tyson Foods in its sole discretion;

(d)
Employment with the Participating Employer is involuntarily terminated after the team member refuses a position at the same location or another location of the Participating Employer within fifty (50) miles from the team member’s then-current primary employment location, provided that the new position offers at least eighty-five percent (85%) of the Total Direct Compensation of his or her then-current position;

(e)
The team member either (a) is offered a position with a Successor Employer at the same location or another location within fifty (50) miles from the team member’s then-current primary employment location, provided that the position offers at least eighty-five percent (85%) of the Total Direct Compensation of his or her current position, or (b) is hired by or renders services to a Successor Employer, regardless of the location or level of compensation, unless such employment or other arrangement results from the team member’s (or former team member’s) response to a general advertisement or solicitation, unrelated to any transaction between the Successor Employer and Tyson Foods or any Affiliate; or

(f)	The team member leaves employment with the Participating Employer prior to the date authorized by the Participating Employer.

2.3    Schedule of Article II Severance Pay and Benefits

Mgmt. Level(s)	Regular Severance Pay	Lump Sum Amount	Subsidized COBRA	COBRA Reimbursements	Outplacement Assistance
96 and above	104 weeks	Yes, if eligible	Up to 4 weeks	Up to 100 weeks	12 months
95	78 weeks	Yes, if eligible	Up to 4 weeks	Up to 74 weeks	12 months
93 and 94	52 weeks	Yes, if eligible	Up to 4 weeks	Up to 48 weeks	9 months

2.4    Regular Severance Pay

An Eligible Team Member may be eligible to receive regular severance pay for up to the number of weeks specified in the applicable schedule of severance pay and benefits. A “week of pay” shall be determined for a team member by dividing his or her regular annual base salary level on his or her Date of Termination by fifty-two (52). No other pay, commissions or other allowances, including any payments under any cash- or stock-based incentive plan, shall be considered when determining the amount of regular severance pay.

Regular severance pay is generally paid in equal installments on the normal payroll cycle of the Participating Employer over the severance period. The severance period will begin as soon as practicable following the Revocation Period, provided that the waiver and release agreement submitted by the Eligible Team Member meets all the requirements described in Section 4.1 of this document titled “Waiver and Release Agreement” and is not revoked during the Revocation Period. However, in accordance with Section 409A of the Code, if an Eligible Team Member’s Consideration Period or Revocation Period crosses two calendar years, the severance period will not begin until the first payroll date of the second calendar year, regardless of the date the waiver and release agreement is signed by the team member.

Delay in Payment to Certain Eligible Team Members: Notwithstanding anything to the contrary in the Plan, if an Eligible Team Member is a “specified employee” within the meaning of Section 409A of the Code as of his or her Date of Termination, any payments otherwise due under the Plan during the six (6) month period after the Date of Termination shall be deferred and such deferred amounts will be paid during the seventh (7th) month following such six (6) month anniversary.

All withholdings mandated by law, including federal and state income and Social Security tax withholdings, and any authorized deductions shall be deducted from all regular severance payments. In addition, regular severance pay may be reduced for any amounts or financial obligations owed by the Eligible Team Member to Tyson Foods, an Affiliate, or any employee benefit plan established or maintained by Tyson Foods or an Affiliate, including but not limited to any overpayment of any kind and any outstanding bills, advances, relocation costs, or debts.

Any regular severance pay granted but yet unpaid will be forfeited if an Eligible Team Member is reemployed by Tyson Foods or any Affiliate in any capacity prior to such payments being made. In addition to any other remedies the Participating Employer may have under the provisions of the waiver and release agreement or under law, the Participating Employer has the right to terminate any regular severance pay and recover any payments previously made if an Eligible Team Member breaches any of the provisions of the waiver and release agreement.

2.5    Lump Sum Amount

An Eligible Team Member who receives regular severance pay under the Plan may also be eligible to receive a single lump sum cash payment amount, as described in this section; provided that his or her Date of Termination occurs on or after the sixtieth (60th) day of the then-current fiscal year of Tyson Foods but before the regular payment date of awards under the Annual Incentive Plan for such fiscal year.

The lump sum cash payment amount shall be determined in accordance with the following provisions:

(a)
If the Eligible Team Member’s Date of Termination occurs in the first, second or third quarter of the then-current fiscal year of Tyson Foods, he or she will receive an amount based on target performance under the provisions of the Annual Incentive Plan for such fiscal year.

(b)
If the Eligible Team Member’s Date of Termination occurs on or after the start of the fourth quarter of the fiscal year, he or she will receive an amount determined under the provisions of the Annual Incentive Plan for such fiscal year, adjusted for corporate performance results and any allocation adjustments for business unit or enabling function (but not for any differentiation based on individual contribution and performance), as applicable, in accordance with the provisions of the Annual Incentive Plan.

(c)
All lump sum cash payment amounts under Section 2.5(a) or (b) above will be prorated by multiplying the amount of such award by a fraction, the numerator of which is the number of calendar days the Eligible Team Member was employed by the Participating Employer during the respective fiscal year and the denominator of which is the total number of calendar days in such fiscal year.

An Eligible Team Member’s lump sum cash payment amount under the Plan will be determined by Tyson Foods in its sole discretion on the team member’s Date of Termination (or, if the team member’s Date of Termination occurs on or after the start of the fourth quarter of the respective fiscal year but before the regular payment date of awards under the Annual Incentive Plan, following the disclosure of performance results and allocation adjustments, as applicable), in accordance with the provisions of the Annual Incentive Plan.

The lump sum cash amount will be paid to the Eligible Team Member as soon as practicable after the start of regular severance pay under the Plan or, if the team member’s Date of Termination occurs on or after the start of the fourth quarter of the respective fiscal year but before the regular payment date for incentive awards associated with such fiscal year under the Annual Incentive Plan, on or about the regular payment date of incentive awards but no sooner than the start of regular severance pay and no later than March 15 immediately following the close of such fiscal year.

Delay in Payment to Certain Eligible Team Members: Notwithstanding anything to the contrary in the Plan, if an Eligible Team Member is a “specified employee” within the meaning of Section 409A of the Code as of his or her Date of Termination, any payments otherwise due under the Plan during the six (6) month period after the Date of Termination shall be deferred and such deferred amounts will be paid during the seventh (7th) month following such six (6) month anniversary.

Any lump sum cash payment amount granted but yet unpaid will be forfeited if an Eligible Team Member is reemployed by Tyson Foods or any Affiliate in any capacity prior to such payment being made. In addition to any other remedies the Participating Employer may have under the provisions of the waiver and release agreement or under law, the Participating Employer has the right to terminate any lump sum cash payment amount and recover any lump sum cash payment amount previously made if an Eligible Team Member breaches any of the provisions of the waiver and release agreement.

2.6    COBRA Subsidy and Taxable Reimbursements for COBRA

Each Eligible Team Member who receives regular severance pay under the Plan may also be eligible for a premium subsidy for COBRA continuation coverage for up to the first four (4) weeks of coverage and, following such period, taxable reimbursements for COBRA continuation coverage for the remainder of the period that he or she receives regular severance pay, as further described below.

To be entitled to the premium subsidy and taxable reimbursements, the Eligible Team Member must:

(a)	Be receiving regular severance pay under the Plan;

(b)	Qualify for COBRA continuation coverage under the Health Plan;

(c)	Properly enroll him or herself and any eligible family members in coverage in accordance with the procedures of the Health Plan (enrollment is not automatic); and

(d)	Timely pay the required premium due for such coverage.

The amount of the premium subsidy will be equal to the full COBRA premium for the coverage elected, less an amount equal to the cost for such coverage during the same period to an actively employed team member for the same type and level of coverage.

Once the premium subsidy ends, the Eligible Team Member must pay the full COBRA premium to maintain coverage. However, for each month that he or she receives severance pay, the Participating Employer will pay a taxable reimbursement (without any form of tax gross-up) to the team member in an amount equal to the difference between the full COBRA premium he or she paid for coverage and the actively employed team member rate for the same type and level of coverage.

The premium subsidy and taxable reimbursements only apply while COBRA continuation coverage under the Health Plan remains in effect. The subsidy and reimbursements will end upon termination of the Eligible Team Member’s COBRA continuation coverage (e.g., when the Eligible Team Member first becomes covered under any other group health plan or entitled to Medicare), regardless of the duration of severance pay. Notwithstanding the foregoing, if an Eligible Team Member who is entitled to one hundred and four (104) weeks of regular severance pay under Article II of the Plan is also eligible for COBRA continuation coverage under the Health Plan, then all reimbursements shall cease and the Participating Employer will pay to the team member, in the month following the eighteen (18) month period following the Date of Termination, a taxable lump sum amount equal to (i) his or her last monthly reimbursement for COBRA continuation coverage (before taxes were deducted) (ii) times six (6); provided that any such payment shall be made to an Eligible Team Member only if the Eligible Team Member timely elected COBRA continuation coverage under the Health Plan and such COBRA continuation coverage continued in effect for the eighteen (18) month period immediately following the Date of Termination.

All provisions of the Health Plan, as amended from time to time, shall be applicable to an Eligible Team Member (and any of his or her covered family members) participating in any form of health continuation coverage under the Health Plan as if the Plan had not been put into effect. The period during which an Eligible Team Member receives a premium subsidy or taxable reimbursements shall count toward, and not extend, the period for which the Participating Employer or the Health Plan must offer COBRA continuation coverage.

2.7    Outplacement Assistance

Each Eligible Team Member who receives regular severance pay under this Article II will be given the opportunity to elect to receive outplacement assistance in conducting a job search for replacement employment. Severance Administration or its outplacement service provider will notify the Eligible Team Member in writing about the specific assistance he or she is eligible to receive and how to access such assistance. If the Eligible Team Member accepts this assistance, he or she must begin using such services within ninety (90) calendar days of the notification.

ARTICLE III
VOLUNTARY TERMINATION UNDER
THE “5+1” OFFICER SEPARATION PROGRAM

3.1    Eligibility for Article III Severance Pay and Benefits

Severance pay and benefits under this Article III are available to each Eligible Team Member who is on the direct U.S. payroll of a Participating Employer and employed in management levels (formerly known as job grade) 93 and above, as classified by the Participating Employer, provided that the team member:

(a)
Has completed at least five (5) consecutive Years of Service with Tyson Foods or an Affiliate prior to providing a Notice of Separation, subject to the special rule applicable to acquired team members as described in Section 3.2 of this document titled “Special Rules for Team Members Who Join a Participating Employer Following an Acquisition or Merger”;

(b)
Is not on a performance improvement plan or leave of absence, whether approved or unapproved, and, if applicable, has provided services for a minimum of four (4) weeks following a return from a leave of absence, as of the date a Notice of Separation is furnished by the team member, as determined by Tyson Foods in its sole discretion; and

(c)	Successfully completes the Working Notice Period.

Notwithstanding the above, a team member is not eligible to participate in the Plan if he or she either (i) has a written employment agreement with Tyson Foods or any Affiliate on his or her Date of Termination or (ii) is otherwise covered by any other plan or similar arrangement, offer letter, or separation agreement which addresses severance pay or any similar benefits, as determined by Tyson Foods in its sole discretion, regardless of whether he or she receives any severance pay or benefits under such agreement, plan or similar arrangement, offer letter, or separation agreement in connection with his or her termination of employment.

In addition, any individual who is an independent contractor or consultant, or performing services for a Participating Employer under an independent contractor or consultant agreement, purchase order, supplier agreement or any other form of agreement, shall not be eligible to participate in the Plan, regardless of any subsequent reclassification ordered by any governmental agency or court.

3.2    Special Rules for Team Members Who Join a Participating Employer Following an
Acquisition or Merger

A team member will receive full credit for purposes of eligibility under the Officer Separation Program for the team member’s prior years of service with a company or business that is acquired by or merged into a Participating Employer to the same extent that such service would have been credited as Years of Service if performed for Tyson Foods or an Affiliate. However, no such acquired team member who is otherwise eligible to participate in the Officer Separation Program may provide Notice of Separation until they have completed a minimum twenty-four (24) months of continuous employment with a Participating Employer following the closing of the respective transaction.

3.3    Conditions of Ineligibility

An otherwise Eligible Team Member shall not be entitled to any severance pay or benefits under this Article III if:

(a)
The team member does not timely submit to the Participating Employer (or timely submits and effectively revokes) a signed and dated waiver and release agreement in the form and manner acceptable to the Participating Employer, as described in Section 4.1 of this document titled “Waiver and Release Agreement”;

(b)	Prior to the provision of a Notice of Separation by the team member, the team member’s employment with the Participating Employer terminates for any reason whatsoever;

(c)
Prior to the provision of a Notice of Separation by the team member, the Participating Employer notifies the team member of an impending Job Elimination or the team member provides Notice of Good Reason to the Participating Employer, as determined by Tyson Foods in its sole discretion;

(d)	At any time during the Working Notice Period, the team member is placed on a performance improvement plan, as determined by Tyson Foods in its sole discretion;

(e)
At any time during the Working Notice Period, the team member’s employment with the Participating Employer terminates by reason of death, disability, discharge for Cause, job abandonment or failure to report for work, or resignation or voluntary termination of employment by the team member without Good Reason, as determined by Tyson Foods in its sole discretion; or

(f)	The team member leaves employment with the Participating Employer prior to the date authorized by the Participating Employer.

3.4    Schedule of Article III Severance Pay and Benefits

Management Level(s)	Regular Severance Pay	Lump Sum Amount	Subsidized COBRA	COBRA Reimbursements
93 and above	52 weeks	Yes, if eligible	Up to 4 weeks	Up to 48 weeks

3.5	Regular Severance Pay, Lump Sum Amount and COBRA Subsidy and Taxable Reimbursements for COBRA

An Eligible Team Member who is eligible for severance pay and benefits under this Article III will be entitled to receive regular severance pay, under the same terms and conditions as described in Section 2.4 of this document titled “Regular Severance Pay” but in the amounts specified in Section 3.4 of this document titled “Schedule of Article III Severance Pay and Benefits”.

Each Eligible Team Member who receives regular severance pay under this Article III may also be eligible to receive:

(a)	A single lump sum cash payment amount, under the same terms and conditions described in Section 2.5 of this document titled “Lump Sum Amount”; and

(b)
A premium subsidy and taxable reimbursements for COBRA continuation coverage, under the same terms and conditions described in Section 2.6 of this document titled “COBRA Subsidy and Taxable Reimbursements for COBRA”.

ARTICLE IV
COMMON PROVISIONS

The following provisions apply to the Plan as a whole, including Article II and Article III of this document:

4.1    Waiver and Release Agreement

To receive any severance pay or benefits under the Plan, an Eligible Team Member must submit, and not timely revoke, a signed and dated waiver and release agreement to the Participating Employer, in accordance with the instructions set forth in the agreement, before the end of the Consideration Period. The waiver and release agreement must be signed by the team member on or after his or her Date of Termination or it will be rejected by the Participating Employer and no severance pay or benefits will be payable under the Plan.

The waiver and release agreement must be in a form acceptable to the Plan Sponsor in its sole discretion. The agreement will include certain provisions for the benefit of the Participating Employer including but not limited to a release and discharge of the Participating Employer from all claims and causes of action relating to the Eligible Team Member’s employment with the Participating Employer and any Affiliate and the termination of his or her employment. Each Eligible Team Member is advised to contact his or her personal attorney at his or her own expense to review the waiver and release agreement. To request the current waiver and release agreement form, please write the Plan Administrator, in care of Executive Rewards at the address listed in Section 4.23 of this document titled “Plan Information”.

An Eligible Team Member has until the end of the Revocation Period to revoke his or her signed waiver and release agreement. To be effective, any such revocation must be made in writing and sent by facsimile, e-mail or certified U.S. Mail in accordance with the instructions set forth in the agreement before the end of the Revocation Period. If an Eligible Team Member does not revoke his or her waiver and release agreement in accordance with these requirements, such agreement will take effect on the eighth (8th) day after the date that the Agreement is signed by the Eligible Team Member.

An Eligible Team Member who timely revokes his or her waiver and release agreement shall forfeit all severance pay and benefits under the Plan. An Eligible Team Member who timely submits a waiver and release agreement that is acceptable to the Plan Sponsor in its sole discretion and who does not exercise his or her right of revocation shall be eligible to receive severance pay and benefits as described in this document.

4.2    Employment Status

Except as may be specified in any other agreement between a team member and the Participating Employer, the employment of the team member by the Participating Employer is “at will” and may be terminated by either the team member or the Participating Employer at any time, subject to applicable law.

4.3    Cancellation of Prior Plans, Programs and Arrangements

The Plan supersedes and replaces any and all prior severance plans, programs and arrangements of the Participating Employer covering Eligible Team Members, both formal and informal; provided that the adoption and establishment of the Plan will not have any effect on the Tyson Foods Severance Pay Plan for Contracted Employees, which plan shall control in connection with the eligibility and calculation and payment of severance pay and benefits to which any team member who is party to a written employment agreement with a Participating Employer may be entitled to, if any, as a result of their termination of employment with the Participating Employer.

4.4	No Duplication of Severance Pay or Benefits

There will be no duplication of any severance pay or benefits under the Plan or any other plan or similar arrangement, offer letter, or separation agreement which addresses severance pay or any similar benefits or because of employment by more than one Participating Employer. In addition, an Eligible Team Member who receives, or is scheduled to receive (as determined by the Participating Employer in its sole discretion), the severance pay and benefits specified in Article II of this document shall not be entitled to receive any payments or benefits under the Officer Separation Program as specified in Article III of this document, and vice versa.

4.5    Amendment and Termination of the Plan

Tyson Foods reserves the unilateral right to amend or terminate the Plan, in whole or in part, at any time and for any reason by action taken by the Board, duly authorized committee of the Board, or person(s) duly authorized by the Board or such committee, provided that:

(a)
No such amendment or termination shall affect the rights of any Eligible Team Member who is receiving severance pay or benefits under the Plan, or has provided a Notice of Separation, as of the effective date of the amendment or termination;

(b)	The Plan cannot be amended or terminated within twenty-four (24) months following a Change in Control; and

(c)
Any action to amend or terminate the Plan that was, in whole or in part, taken within twelve (12) months prior to a Change in Control at the request of the other party to the Change in Control transaction or otherwise in contemplation of the closing of a Change in Control transaction shall be rendered null and void.

4.6    Successors and Assigns

The obligations of Tyson Foods under the Plan shall be assumed by its successors and assigns. Tyson Foods shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of Tyson Foods to expressly assume and agree to perform the obligations of Tyson Foods under the Plan in the same manner and to the same extent that Tyson Foods would be required to perform them if no such succession had taken place.

4.7	Withholding

All withholdings mandated by law, including federal and state income and Social Security tax withholdings, and any authorized deductions shall be deducted from all payments made under the Plan. In addition, all payments made under the Plan may be reduced for any amounts or financial obligations owed by the Eligible Team Member to the Participating Employer, any Affiliate, or any employee benefit plan established or maintained by the Participating Employer or any Affiliate including but not limited to any overpayment of any kind and any outstanding bills, advances, relocation costs, or debts.

4.8	No Vesting or Plan Funding

No team member shall have a vested right to any level of severance pay or benefits under the Plan. No Eligible Team Member or other person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Participating Employer. Any Plan benefits which become payable are unfunded obligations and shall be paid from the general assets of the Participating Employer. No employee, officer, director, representative or agent of the Participating Employer personally guarantees in any manner the payment of Plan benefits.

4.9    Plan Administration

A committee appointed by Tyson Foods to administer the Plan or, in lieu of any such appointment, Tyson Foods shall serve as the “Plan Administrator” of the Plan and the “Named Fiduciary” within the meaning of such terms as defined in ERISA. Tyson Foods shall have the right to remove any person on the committee at any time by notice in writing to such person. A person on the committee may resign at any time by written notice of resignation to Tyson Foods. Upon such removal or resignation, or in the event of the death of a person on the committee, Tyson Foods may appoint a successor. Until a successor has been appointed, the remaining persons on the committee may continue to act as the committee. Any specific rules pertaining to appointments, removals and resignations applicable to any particular committee appointed as Plan Administrator and Named Fiduciary pursuant to this Section 4.9 shall supersede the foregoing rules regarding such appointments, removals and resignations.

The Plan Administrator shall have the discretionary authority to determine eligibility for severance pay and benefits under the Plan and to construe the provisions of the Plan, including the making of factual determinations. Severance pay and benefits under the Plan will be available only if the Plan Administrator determines in its sole discretion that the Eligible Team Member is entitled to them. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of the Plan.

The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the provisions of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless knowing such information and advice to be inaccurate or unlawful. The Plan Administrator shall establish and maintain a reasonable claims procedure, including a procedure for appeal of denied claims. In no event shall an Eligible Team Member or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under the Plan have been complied with and exhausted.

4.10    Claims Procedure

Generally, Eligible Team Members need not make a claim for severance pay or benefits under the Plan other than completing the waiver and release agreement. However, if an Eligible Team Member (as used in this section, the “claimant”) believes that he or she is entitled to Plan benefits, or to greater Plan benefits than are paid or made available, the claimant may file a claim with the Plan Administrator.

Important Claims Filing Deadline: A claimant who believes that he or she is entitled to severance pay or benefits under the Plan, or to greater Plan benefits than are paid or made available, must file a written claim with the Plan Administrator, within one hundred and twenty (120) calendar days of his or her Date of Termination. If a claimant does not file a claim within such one hundred and twenty (120) day period, then any Plan benefits will be forfeited and the claimant will lose his or her right to bring any legal action for such Plan benefits.

Upon receipt of a claim, the Plan Administrator will either accept or deny the claim and will notify the claimant of its decision. If the claimant does not provide all the necessary information for the Plan Administrator to process his or her claim, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information. Within ninety (90) calendar days after receiving a claim, the Plan Administrator will:

(a)	Either accept or deny the claim completely or partially; and

(b)	Notify the claimant of acceptance or denial of his or her claim.

If the claim is completely or partially denied, the Plan Administrator will furnish a written notice to the claimant containing the following information:

(a)	The specific reasons for the denial;

(b)	Specific references to the Plan provisions on which any denial is based;

(c)	A description of any additional material or information that must be furnished by the claimant to support the claim; and

(d)	An explanation of the appeal procedures of the Plan.

A claimant may appeal the denial of his or her claim and have the Plan Administrator reconsider the decision. The claimant or the claimant’s authorized representative has the right to:

(a)	Request an appeal by written request to the Plan Administrator no later than sixty (60) calendar days after receipt of notice from the Plan Administrator denying the claimant’s claim;

(b)	Upon request and free of charge, review or receive copies of any documents, records or other information relevant to the claimant’s claim; and

(c)	Submit written comments, documents, records and other information relating to the claimant’s claim in writing to the Plan Administrator.

In deciding the claimant’s appeal, the Plan Administrator will consider all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the claimant does not provide all the necessary information for the Plan Administrator to process the appeal, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information.

The Plan Administrator will make a decision with respect to such an appeal within sixty (60) calendar days after receiving the written request for such appeal. The claimant will be advised of the Plan Administrator’s decision on the appeal in writing. The notice will describe:

(a)	The specific reasons for the decision;

(b)	The specific reference to Plan provisions upon which the decision on the appeal is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim; and

(d)	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of his or her appeal for Plan benefits.

In no event will a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted. In addition, in no event may a claimant challenge the Plan Administrator’s decision upon appeal in any court or governmental proceeding after one hundred and twenty (120) calendar days from the date of the Plan Administrator’s decision of the appeal. If a claimant fails to bring legal action within such one hundred and twenty (120) day period, then any Plan benefits will be forfeited and the claimant will lose his or her right to bring any such legal action for benefits under the Plan, including but not limited to an action under Section 502(a) of ERISA, regardless of whether all comments, documents, records, or other information relating to the claim were submitted or considered when the initial claim or appeal was decided.

4.11    Beneficiaries

If an Eligible Team Member dies after regular severance pay has commenced but before payment of his or her entire amount of severance pay, remaining amounts will be paid, as soon as practicable following death, in a single lump sum to the beneficiary most recently designated by the team member on a form that has been approved by the Plan Administrator; provided that if the team member failed to make a beneficiary designation, no person designated is alive, no designated trust has been established, or no successor beneficiary has been designated who is alive, then remaining amounts will be paid to his or her surviving spouse or, if the team member leaves no surviving spouse, to the team member’s estate.

An Eligible Team Member may make or change such designation at any time on a form that is available from the Plan Administrator at the address listed in Section 4.23 of this document titled “Plan Information”. A designation of beneficiary is effective on the date a properly completed and signed form is received by the Plan Administrator. To be valid, the form must be received by the Plan Administrator before a team member’s date of death.

4.12    No Assignment

Severance pay and benefits under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such pay or benefits to be so subjected shall not be recognized, except to the extent required by law.

4.13    Recovery of Payments Made by Mistake

Any person who receives severance pay or benefits under the Plan shall be required to return to the Participating Employer any severance payment or benefit, or portion thereof, made by a mistake of fact or law. The Participating Employer reserves all remedies available at law for the recovery of such amounts.

4.14    Cancellation of Pay and Benefits; Refund to Participating Employer

Notwithstanding any other provisions of the Plan, if during the period an Eligible Team Member receives severance pay or benefits under the Plan, the Participating Employer becomes aware of facts that would have allowed it to terminate a team member’s employment by reason of discharge for Cause, then, to the extent permitted by law:

(a)	The Participating Employer may elect to cancel all severance pay and benefits otherwise due to the team member, but not yet paid or delivered, under the Plan; and

(b)
Upon the written request of the Participating Employer, the team member must refund to the Participating Employer any severance pay previously paid by the Participating Employer to the team member, as well as the total amount of any COBRA premium subsidies and taxable reimbursements paid by the Participating Employer with respect to the team member, except for the first one thousand dollars ($1,000) of such severance pay.

4.15    Representations Contrary to the Plan

No employee, officer, director, representative, or agent of Tyson Foods has the authority to alter, vary, or modify the provisions of the Plan, except by means of a written amendment to the Plan that is authorized by the Board, duly authorized committee of the Board, or person(s) duly authorized by the Board or such committee. No verbal or written representations contrary to the provisions of the Plan and its written amendments shall be binding upon Tyson Foods or any Affiliate, the Plan Administrator, or this Plan.

4.16    No Employment Rights

Eligibility to participate in the Plan shall not confer any employment rights upon any person. Employment with the Participating Employer is “at-will”, which means that either the team member or the Participating Employer may terminate the employment relationship at any time, with or without cause, and with or without notice.

4.17    Governing Law

The Plan shall be governed and construed in accordance with the Code and ERISA and if any reference shall be made to state law, the laws of the State of Arkansas shall apply, without regard to its conflicts of law provisions.

4.18    Section 409A of the Code

The Plan is intended to satisfy the requirements of Section 409A of the Code with respect to amounts and benefits subject thereto and shall be interpreted, construed and performed consistent with such intent. A Participating Employer shall not make or provide any payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. To the extent applicable, payments and benefits provided under the Plan are intended to be exempt from or qualify an as exception to Section 409A of the Code, for example by constituting either a “short-term deferral” or pay pursuant to a “separation pay plan”, in each case, in accordance with Section 409A of the Code and the regulations promulgated thereunder, and all provisions of the Plan shall be construed and interpreted in a manner consistent with such intention and any ambiguities in this document will be interpreted to give effect to such intention.

An Eligible Team Member’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall always be considered a separate and distinct payment for purposes of Section 409A of the Code.

To the extent that any reimbursements payable to an Eligible Team Member pursuant to the Plan are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to the Eligible Team Member no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and the Eligible Team Member’s right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.

It is the mutual intention of the Eligible Team Member and the Participating Employer that the provision of all payments and benefits pursuant to the Plan be made in compliance with the requirements of Section 409A of the Code. To the extent that the provision of any such payment or benefit would fail to comply with the applicable requirements of Section 409A of the Code, the Participating Employer may, in its sole discretion and without the consent of the Eligible Team Member, make such modifications to the timing or manner of providing such payment and/or benefit to the Eligible Team Member to the extent it determines necessary or advisable to comply with the requirements of Section409A of the Code; provided that the Participating Employer shall not be obligated to make any such modifications.

Any such modifications made by the Participating Employer shall, to the maximum extent permitted in compliance with the requirements of Section409A of the Code, preserve the aggregate monetary face value of such payments and/or benefits provided by the Plan in the absence of such modification; provided that the Participating Employer shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A of the Code. The Eligible Team Member acknowledges that (i) the provisions of this paragraph may result in a delay in the time which payments would otherwise be made pursuant to the Plan and (ii) the Participating Employer is authorized to amend the Plan to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Participating Employer, in its discretion, to be necessary or appropriate to comply with Section 409A of the Code without prior notice to or consent of the Eligible Team Member.

4.19    Tax Effect

Tyson Foods and its Affiliates do not represent or guarantee that any particular federal, state or local income, payroll, personal property or other tax consequence will result from the payment of any monies and/or provision of any benefits pursuant to the Plan. An Eligible Team Member should consult with professional tax advisors to determine the tax consequences associated with such payment of monies and/or provision of benefits, if any. By accepting and/or receiving monies or benefits under the Plan, the Eligible Team Member releases and holds harmless the Tyson Foods and its Affiliates, and each of their directors, officers, employees and stockholders as well as the Plan Administrator, from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Eligible Team Member as a result of the application of any federal, state or local income, payroll, personal property or other tax.

4.20    Reduction to Maximize After-Tax Benefits

Notwithstanding anything contained in this document to the contrary, if the total payments to be paid to an Eligible Team Member under the Plan, along with any other payments to the team member by the Participating Employer, would result in the team member being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), the Participating Employer shall reduce the aggregate payments to the largest amount which can be paid to the team member without triggering the excise tax, but only if and to the extent that such reduction would result in the team member retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the team member will be made by the Participating Employer, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.

4.21    Severability

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included. Further, the captions of this document are not part of the provisions the Plan and shall have no force and effect.

4.22    ERISA Rights

As an Eligible Team Member under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that you will be entitled to:

(a)
Examine without charge at the Plan Administrator’s office (and at other specified locations) all plan documents and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and plan descriptions;

(b)	Obtain copies of all plan documents and other information about the Plan upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

(c)	Receive a copy of the financial report for the Plan, if any. The Plan Administrator may be required by law to furnish you with a copy of the summary annual report.

In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all eligible employees. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for plan benefits is denied, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within thirty (30) calendar days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, you may file suit in a state or federal court.

If fiduciaries of the Plan misuse money belonging to the Plan, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employees Benefits Security Administration.

4.23    Plan Information

Plan Name:	Executive Severance Plan of Tyson Foods, Inc.
Type of Plan:
The Plan is an unfunded severance pay arrangement and an employee welfare benefit plan within the meaning of Sections 3(1) and 3(2)(B)(i) of ERISA, and is designed for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in Sections 201, 301 and 401 of ERISA and for the alternative reporting method provided in U.S. Department of Labor Reg. § 2520.104-24.

Plan Year:	January 1 – December 31
Plan Number:	565
Plan Sponsor:	Tyson Foods, Inc. c/o Human Resources, Executive Rewards CP481 2200 W Don Tyson Pkwy Springdale, AR 72762-6999
Plan Sponsor’s Employer Identification Number:	71-0225165
Plan Administrator:	Plan Administrator c/o Human Resources, Executive Rewards CP481 2200 W Don Tyson Pkwy Springdale, AR 72762-6999 Telephone number: (479) 290-4000
Agent for Service of Legal Process:	The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 Telephone number: (302) 658-4968 Service of legal process may also be made upon the Plan Administrator.
Participating Employers	For a list of Participating Employers (other than Tyson Foods) that participate in the Plan, if any, please send a written request to the Plan Administrator at the address listed above in this table.

CERTIFICATE

The undersigned, as a duly authorized representative of Tyson Foods, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby adopts the Executive Severance Plan of Tyson Foods, Inc. effective as of October 15, 2018, as attached hereto.

Dated this 23rd day of October 2018.

/s/ Mary Oleksiuk
Mary Oleksiuk
Executive Vice President and
Chief Human Resources Officer